Exhibit 99.1

Margaret Spellings Joins Apollo Group Board of Directors

PHOENIX – (June 11, 2012) – Apollo Group, Inc. (NASDAQ: APOL), today announced that former United States Secretary of Education Margaret Spellings will join the company’s board of directors.

“As a leading national expert on education, public policy and the impact both have on the U.S. economy, Margaret is uniquely qualified to help advance Apollo Group’s mission and purpose,” said John Sperling, founder and executive chairman of Apollo Group. “Margaret has worked tirelessly throughout her career to improve accessibility and accountability in our nation’s colleges and universities, and we are fortunate to have her join the Apollo board.”

Currently, Ms. Spellings serves as president and CEO of Margaret Spellings and Company, a public policy consultancy firm. In addition, Ms. Spellings is a strategic advisor to the U.S. Chamber of Commerce, and serves as president of its U.S. Forum for Policy Innovation, overseeing the Chamber’s nonprofit educational organizations and initiatives.

Ms. Spellings served as U.S. secretary of education from 2005 to 2009, managing all aspects of the Department of Education and its operations, including a budget of nearly $70 billion and a staff of more than 10,000 employees and contractors. As a member of the White House Cabinet, Ms. Spellings led the implementation of the historic No Child Left Behind Act (NCLB), a groundbreaking national initiative designed to provide enhanced accountability for the education of 50 million U.S. public school students.

Prior to serving as secretary of education, Ms. Spellings served as White House domestic policy advisor, with responsibility for managing the president’s domestic policy agenda. In this role, Ms. Spellings oversaw the development of a number of key policy achievements, including NCLB, the President’s Emergency Plan for AIDS Relief (PEPFAR) and numerous other initiatives on health and human services, transportation, labor, justice and housing.

Previously in her career, Ms. Spellings served as senior advisor to the governor of Texas, associate executive director, Texas Association of School Boards, executive director of the governor’s committee on public education and director of special projects at Austin Community College.

Ms. Spellings earned a bachelor’s degree and an honorary doctorate degree from the University of Houston, and was named Distinguished Alumna by the same institution in 2006.

About Apollo Group, Inc.

Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development and College for Financial Planning. The Company’s programs and services are provided in 41 states and the District of Columbia; Puerto Rico; Latin America; and Europe, as well as online throughout the world. For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at http://www.apollogrp.edu.

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Media Contact: Apollo Group Media Hotline, (602) 254-0086 // media@apollogrp.edu

Investor Contact: Beth Coronelli, (312) 660-2059 // beth.coronelli@apollogrp.edu